Exhibit 6.92.2

[redacted]

Contractual Change

Change Order #2

Change Order Date: 8/31/2021

Buyer	Property		Transaction	
Arrived SC Elevation, LLC	Community:	Lexington Place	Contract Date:	8/31/2021
	Lot:	37	Base Price:	$ 231,000.00
	Floor Plan:	Guilford - Genesis Value - Guilford / Elev:N/A	Lot Premium:	$ 8,000.00
			SO Selections:	$ 15,170.00
	Property:	135 McMakin Drive Lyman, SC 29365	DC Selections:	$ 5,597.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 259,767.00

Change Order Items

Changed Items	Changed From	Changed To
Home Buyer Info/ContractName	Arrived SC Elevation, LLC	Arrived SC Vernon, LLC
Home Buyer Info/Name of Buyer #1	Arrived SC Elevation, LLC	Arrived SC Vernon, LLC

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day, which is equal to $86.59 per day.

DocuSigned by:

[redacted] 8/31/2021

Date

DocuSigned by:

[redacted] 8/31/2021

Date